AJ Robbins CPA, LLC Certified Public Accountants

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors' Report, dated January 3, 2019, on the financial statements of Unicorn Real Estate Holdings, Inc. as of September 30, 2018 and for the period from inception, May 3, 2018 to September 30, 2018 in the Form 1-A Tier II Statement. I also consent to application of such report to the financial information in the Form 1-A Tier II, when such financial information is read in conjunction with the financial statements referred to in our report.

/s/AJ Robbins CPA LLC

Denver, Colorado

June 12, 2019

aj@ajrobbins.com

400 South Colorado Blvd, Suite 870, Denver, Colorado 80246

(B)303-537-5898 (M)720-339-5566   (F)303-586-6261